 Exhibit 99.1

ClearSign Technologies Corporation Announces Changes to Board of Directors

TULSA, Okla., May 27, 2025 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that support decarbonization, improve operational and energy efficiency, enable the use of hydrogen as a fuel and enhance safety while dramatically reducing emissions, today announced that the Company’s Board of Directors (the “Board”) has voted to expand in size from five to seven directors and it appointed Anthony DiGiandomenico and Lou Basenese to fill such newly created vacancies and to serve as members of the Board, effective as of May 22, 2025. Further, on May 27, 2025, David M. Maley, a member of the Board, notified the Company that he will not stand for re-election upon the expiration of his term at the Company’s 2025 annual meeting of stockholders. The Board has not yet determined whether it will reduce its size or nominate a replacement director at this time.

“I am very pleased to welcome both Anthony and Lou to the Board,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Both have been long time supporters of ClearSign. Their existing knowledge of the Company and its technologies combined with their capital markets experience and industry connections will make them valuable and productive additions to the Board. Additionally, David Maley has indicated that he will not be standing for re-election on the upcoming annual meeting of stockholders, and we thank him for his service to ClearSign.”

Mr. DiGiandomenico has been working with and enabling investment into early-stage disruptive technologies for most of his career. He has worked alongside a wide range of companies in biotechnology, medical devices, high technology, and renewable energy spaces. Mr. DiGiandomenico currently serves as the Chief of Transactions and director of MDB Capital Holdings, LLC (NASDAQ: MDBH), a broker-dealer and financial advisory firm based in Dallas, Texas, which he co-founded in 1997 as MDB Capital Group, LLC. Previously, he has served on the board of directors of Provention Bio, Inc., a developer of multiple drug therapies, from January 2017 until May 2020 and the board of directors of Cue Biopharma, Inc., a company that develops novel biologic drugs for the selective modulation of the human immune system to treat a broad range of cancers and autoimmune disorders, from January 2016 to October 2019. Mr. DiGiandomenico holds an MBA from the Haas School of Business at the University of California, Berkeley and a B.S. in Finance from the University of Colorado.

Lou Basenese brings over 25 years of experience in equity research and analysis, investment banking, strategic planning, thought leadership development and communications. Mr. Basenese currently serves as Executive Vice President – Market Strategy for Prairie Operating Co. (Nasdaq: PROP), a Houston-based publicly traded independent energy company engaged in the development and acquisition of oil and natural gas resources in the United States. He also serves as CEO and Chief Strategist of The Basenese Group, LLC, a full-service equity research, strategy, and advisory firm. Mr. Basenese also serves on the board of directors of ENDRA Life Sciences, Inc. (Nasdaq: NDRA), a life sciences company that develops technologies to improve the capabilities of clinical diagnostic ultrasound, and the board of directors of The Roberto Clemente Health Clinic, a U.S.-based non-profit that provides affordable access to high quality health care and wellness programs in the Tola coastal communities of Nicaragua. Prior to his current roles, Mr. Basenese served as President and Chief Market Strategist of MDB Capital Holdings, LLC (Nasdaq: MDBH) and in various analyst, strategist, and account executive roles in the financial services and research industries. Mr. Basenese holds an MBA from the Crummer Graduate School of Business at Rollins College and a B.A. in English from the University of Florida.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of decarbonization and improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety, the use of hydrogen as a fuel and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com